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PRESS RELEASE



FIRST FEDERAL BANCSHARES, INC. ANNOUNCES 4TH QUARTER EARNINGS
Friday, March 17, 2006, 5:40 pm ET


Colchester, Illinois - March 17, 2006 - (NASDAQ - FFBI) - First Federal Bancshares, Inc., the holding company for First Federal Bank, announced net income of $199,000, or $.17 per basic share, for the quarter ended December 31, 2005 compared to $523,000, or $.45 per basic share, for the quarter ended December 31, 2004. Diluted earnings per share were $.17 per share and $.42 per share for both periods, respectively. Net income was $915,000, or $.80 per basic share, for the twelve months ended December 31, 2005, compared to $1.8 million, or $1.30 per basic share, for the twelve months ended December 31, 2004.

Net interest income for the quarter ended December 31, 2005 totaled $1.8 million compared to $2.0 million for the prior year quarter. The decrease in net interest income was primarily a result of decreases in the net interest spread and the net interest margin from 2.46% and 2.60%, respectively, for the quarter ended December 31, 2004, to 2.00% and 2.14%, respectively, for the quarter ended December 31, 2005. The increase in the yield on interest-bearing liabilities exceeded the increase in the yield on interest-earning assets as interest-bearing liabilities repriced upward more quickly than interest-earning assets in reaction to the increasing short-term interest rate environment and flat yield curve. Furthermore, the ratio of average interest-earning assets to average interest-bearing liabilities decreased from 106.54% to 105.14% for the three-month periods ended December 31, 2004 and 2005, respectively.

The provision for loan losses was $45,000 for the quarter ended December 31, 2005 compared to zero for the same period in 2004, primarily due to growth in the loan portfolio of $42.2 million during the current period. Management considered the allowance for loan losses to be adequate during both periods.

Noninterest income decreased to $250,000 for the quarter ended December 31, 2005 compared to $287,000 for the same period in 2004. In the 2004 period, the Company recorded a $60,000 recovery of impairment loss related to certificates of deposit purchased through a broker who was charged with securities fraud. In addition, the decrease in 2005 was due to a decrease in loan origination and servicing fees of $6,000, offset by increases in service charges and other fee income totaling $30,000.

Noninterest expense was $1.7 million for both quarters ended December 31, 2005 and 2004. Decreases in other noninterest expense, compensation and benefits, and advertising were offset by increases in data processing, professional fees, and occupancy and equipment.

Total assets were $339.3 million at December 31, 2005 compared to $312.5 million at December 31, 2004. The increase in total assets was primarily due to an increase in loans receivable of $42.2 million offset by decreases in securities available for sale of $15.0 million, and a decrease of $1.6 million in cash and cash equivalents. The increase in loans receivable was primarily a result of loans originated during 2005 totaling $55.9 million and loans purchased totaling $37.4 million, offset by net repayments of principal. These loan purchases are part of the Company's strategy to increase income through an increase in interest-earning assets, in particular loans receivable. Management feels the asset growth needed in loans receivable can be accomplished through purchasing loans to augment local residential and commercial production. Any future purchases will be dependent upon the Company's local lending production and pricing levels.


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Total liabilities increased to $318.0 million at December 31, 2005 from $288.4 million at December 31, 2004, an increase of $29.6 million. The increase in total liabilities primarily reflects an increase in deposits of $17.5 million and an increase in Federal Home Loan Bank advances of $11.7 million, which were both used to fund growth in the loan portfolio.

Shareholders' equity decreased to $21.3 million at December 31, 2005 from $24.1 million at December 31, 2004, a decrease of $2.8 million. The decrease in equity primarily reflects the repurchase of 77,310 shares of common stock totaling $1.9 million, as well as a decrease in the fair value of securities available-for-sale, net of tax of $2.0 million, offset by net income of $915,000. Other items affecting equity include the Employee Stock Ownership Plan and stock awards earned, dividends paid, and options exercised.

First Federal Bancshares, Inc. is headquartered in Colchester, Illinois with four additional full-service west-central Illinois branches located in Quincy
(2), Macomb, and Bushnell, and three additional full-service northeastern Missouri branches located in Palmyra, Canton, and Kahoka. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, the possible short-term dilutive effect of potential acquisitions, changes in accounting principles generally accepted in the United States of America, and policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.


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
                                            FIRST FEDERAL BANCSHARES, INC.
                                           SELECTED FINANCIAL INFORMATION

                                                             DECEMBER 31,                     DECEMBER 31,
                                                                2005                             2004
                                                                ----                             ----
                                                                       (Dollars in thousands)
SELECTED FINANCIAL CONDITION DATA
---------------------------------
Total assets                                                $   339,302                      $   312,487
Cash and cash equivalents                                        12,798                           14,387
Loans receivable, net                                           178,551                          136,331
Securities, available for sale                                  137,023                          152,060
Deposits                                                        291,228                          273,711
Federal Home Loan Bank advances                                  18,188                            6,450
Subordinated debentures                                           7,217                            7,217
Shareholders' equity                                             21,315                           24,124

                                                    THREE MONTHS ENDED                TWELVE MONTHS ENDED
                                                       DECEMBER 31,                      DECEMBER 31,
                                                 2005              2004             2005              2004
                                                 ----              ----             ----              -----
                                                       (Dollars in thousands, except per share data)
SELECTED OPERATIONS DATA
------------------------
Total interest income                       $     4,093       $     3,657       $   15,634       $    14,450
Total interest expense                            2,317             1,656            8,157             6,152
                                            -----------       -----------       ----------       -----------
Net interest income                               1,776             2,001            7,477             8,298
Provision for loan losses                            45                 -              303                 -
                                            -----------       -----------       ----------       -----------
Net interest income after provision
   for loan losses                                1,731             2,001            7,174             8,298
Noninterest income                                  250               287            1,221             1,465
Noninterest expense                               1,661             1,681            6,963             6,878
                                            -----------       -----------       ----------       -----------
Income before taxes                                 320               607            1,432             2,885
Income tax provision                                121                84              517             1,086
                                            -----------       -----------       ----------       -----------
Net income                                  $       199       $       523       $      915       $     1,799
                                            ===========       ===========       ==========       ===========
Earnings per share
   Basic                                    $      0.17              0.45              .80              1.30
   Diluted                                         0.17              0.42              .76              1.21

                                                    THREE MONTHS ENDED                TWELVE MONTHS ENDED
                                                       DECEMBER 31,                       DECEMBER 31,
SELECTED FINANCIAL RATIOS (1)                    2005              2004             2005              2004
-----------------------------                    ----              ----             ----              ----
Return on average assets                          .24%             .66%              .28%             .56%
Return on average equity                         3.63             8.75              4.04             5.92
Average equity to average assets                 6.49             7.59              6.92             9.55
Interest rate spread during the period           2.00             2.46              2.19             2.51
Net interest margin                              2.14             2.60              2.33             2.67
Operating (noninterest) expenses
   to average assets                             1.96             2.14              2.13             2.16
Efficiency ratio (2)                            82.02            73.47             82.15            74.87

                                                           AS OF                             AS OF
                                                     DECEMBER 31, 2005                 DECEMBER 31, 2004
                                                     -----------------                 -----------------
Non-performing assets to total assets                         .40%                             .63%

Book value per share (3)                               $    18.42                       $    19.87

Number of shares outstanding                            1,157,049                        1,213,944

     (1)  All applicable quarterly ratios reflect annualized figures.
     (2)  Represents noninterest expense divided by net interest income plus noninterest income excluding gains on sales of securities and gain on sale of branch.
     (3)  Represents total equity divided by actual number of shares outstanding, which is exclusive of treasury stock and unearned ESOP shares.

Contact:

        James J. Stebor
        President and CEO
        Phone: (309) 776-3225